Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2023, in Post-effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-264910) and related Prospectus of NuScale Power Corporation for the registration of shares of its Class A common stock and Warrants to purchase shares of Class A common stock.

/s/ Ernst & Young LLP

Portland, OR

March 20, 2023